NON-EXCLUSIVE AGENT AGREEMENT

This agreement is entered into this day 3 of August, 2007 (hereinafter referrec to as Agreement") between ILD Telecommunications, Inc.(hereinafter referred to as "ILD") with its principal office at 16200 Addison Rd. Suite 180, Addison TX 75001 and Legends Business Group, Inc. with principal address at 1375 SR 436 Suite 1005, Casselberry, FL 32707.

SS# OR FEI #: 20-44655282 TELEPHONE #: (407)263-4029

(herein referred to as "Agent")

A. ILD is a leading provider of billing services ("Services").

B. Company desires to retain Agent as an Independent Agent to locate and contract with Customers, as herein defined, to sell such Services on terms and conditions acceptable to ILD, companies executing contracts acceptable to ILD for the sale of Services shall herein be defined as "Customers". Agent desires to render such location services on terms and conditions as set forth in this Agreement.

AGREEMENT

In consideration of the recitals and the mutual covenants and agreements set forth herein, ILD and Agent hereby agree as follows:

1. APPOINTMENT OF AGENT: ILD hereby appoints Agent as its non-exclusive Agent to locate and Contract, as herein defined, with Customers for the provision of Services. As used in this Agreement, the term "Contract" shall mean and be deemed to have occurred only upon ILD's acceptance, at its sole and absolute discretion, of a fully completed and executed contract for Services directly between ILD and Customer.

2. TERM: The Initial Term of this Agreement shall be for one (1) year from the date set forth above and shall automatically be renewed for consecutive one (1) year periods subject to the termination and/or default provisions of this Agreement.

3. PAYMENT OF COMMISSION: During the term of this Agreement, ILD shall pay to Agent the aggregate amount of all commissions payable, pursuant to Section 4 of this Agreement, with respect to such Contract(s) specifically listed on Exhibit A. Exhibit A may be modified from time to time to reflect new Customers additions and, if applicable, deletions. Such commissions shall be due and payable to Agent on the last day of the month following the month in which Net Collected Revenues, as defined herein, were collected.

4. COMMISSION: ILD shall pay to Agent a commission based on the percentage of Net Collected Revenues, as herein defined, for all Customer Contracts pursuant to this Agreement. "Net Collected Revenues" shall be defined as monies collected from Customers for the provision of Services including ILD processing fees and primary inquiry charges, but shall exclude any charges for customer set-up, regulatory compliance, LEC billing charges, taxes and finance charges. For each individual Contract listed on Exhibit A, Agent will be entitled to a commission of five (5%) percent of Net Collected Revenues. Each annual period will begin with the date of the Contract. Such commission shall be payable for the term of such Contract.

5. AGENT ACKNOWLEDGEMENTS: Agent acknowledges that ILD has existing sales personnel selling Services to customers and potential customers. Agent agrees not to interfere or pursue business with any existing ILD customer, and that Agent will inform ILD of all potential customers prior to making a presentation representing ILD in order to ensure that such presentation does not interfere with an existing ILD sales channel.

6. REPRESENTATIONS, WARRANTIES, AND COVENANTS:

A. Agent shall cooperate with ILD in obtaining signed Contracts.

B. ILD warrants that it is a corporation, duly authorized and in good standing in the state of Delaware. ILD has full corporate power and authority to enter into this Agreement, and to provide the Services contemplated hereby, and that such Services will not violate any provision of the law and will not conflict with, or result in, a breach of any of the terms or constitute a default under its Charter, By-laws, or any material agreement to which it is a party or to which it is bound.

7. STATUS AS INDEPENDENT CONTRACTOR:

A. ILD and Agent acknowledge and agree that Agent's relationship with ILD is solely that of an independent contractor, and nothing herein shall be construed to constitute Agent as employee, partner, joint venture, co-owner or otherwise as participant in a joint or common undertaking. Agent, its agents and employees are not given authority expressed or implied, to represent, act for, or otherwise create or assume any obligation on behalf of, or binding upon, ILD other than expressly set forth herein. Agent shall be solely responsible for and shall save, defend, indemnify, and hold ILD and its shareholders, directors, officers and employees free and harmless from and against any and all claims, causes of action, expenses, damages, lawsuits, or other liabilities (including without limitations, reasonable attorneys fees and court cost) relating to or arising out of the operation of Agent's business and/or the breach of Agent of any of the terms or provisions of this Agreement.

B. Since all Service providers have certain materials that are considered exclusive, proprietary or "trademark" in nature, Agent hereby agrees to avoid use of any trademarks, logos or any other material referring to ILD, unless specifically approved in writing, by ILD. This includes all business cards, stationery, advertising and customer information.

C. Since Agent is not an employee of ILD and is compensated as an independent contractor, no FICA payroll tax shall be paid by ILD on account of Agent or its agents under this Agreement. No federal unemployment insurance shall be paid on account of Agent by ILD. No state or federal income tax shall be withheld from the payments to Agent under this Agreement. Neither state disability insurance nor state unemployment insurance compensation will be obtained by ILD on account of Agent and/or its agents. Agent and/or its agent shall indemnify and hold harmless ILD from any liability resulting from non-payment of any fees or taxes due from Agent or its agents to any governmental agency on account of the sums paid to Agent under this Agreement.

8. TERMINATION:

A. This Agreement shall terminate upon the occurrence of any of the following: (i) upon ninety (90) days prior written notice by either party, (ii) by mutual written agreement between parties, or (iii) expiration of the term.

B. In the event of the death or dissolution of Agent, all right of Agent's heirs and/or assigns under this Agreement shall terminate. In the event the named Agent is a company or other business entity that is purchased, dissolved or otherwise ceases to exist this Agreement shall terminate.

C. Upon termination of this Agreement, unless terminated pursuant to provision 8A of this Agreement, all rights of the Agent hereunder shall cease including all commissions to Agent. Upon such termination, the Agent shall immediately discontinue the use, if any, of all trade names, trademarks, service marks or other materials owned by ILD used by the Agent in connection with the selling of Services. In the event this Agreement is terminated by ILD pursuant to Section 8A, and Agent is not in violation of any other provision of the Agreement, commissions will be paid pursuant to this Agreement for the term of the Contract(s).

D. If any Customer terminates its use of Services during the term hereof, then neither ILD nor the Agent shall owe any duties or obligations hereunder to the other with respect to such Customer thereafter.

E. If regulatory or tariff changes, restrictions of any department or agency of any State or Federal government forbid or place restrictions or limitations which make use of Services economically unfeasible, ILD and/or Agent reserve the right to re-negotiate the terms, or mutually terminate this Agreement.

9. TRADE SECRETS, CONFIDENTIALITY AND NON-COMPETITION:
A. Agent agrees that all sales information concerning ILD's Services, and all materials or documents of ILD shall continuously remain the sole and exclusive property of ILD (collectively "Proprietary Information"). Except to the extent necessary in connection with the performance of its duties hereunder, Agent will not directly or indirectly disclose to any person or entity or otherwise utilize directly or indirectly any of the Proprietary Information.
B. During the term of this Agreement and either for one (1) year following its termination, Agent covenants that it will not directly or indirectly utilize for its benefit, or for the benefit of any other person or entity, any of ILD's Proprietary Information.
C. Agent acknowledges and agrees that its breach of any term or provision in Section 9 of this Agreement will cause ILD irreparable harm which could not be adequately compensated by monetary damages. Accordingly, in the event of such breach, Agent acknowledges that ILD shall be entitled to equitable relief (including, but not limited to, temporary restraining orders, preliminary and permanent injunctions), in addition to any other legal remedies to which it may be entitled, including all the commissions, fees, etc. earned by Agent.

10. ADJUSTMENT AND ADJUDICATION OF DISPUTES: Any controversy regarding commissions between Agent and ILD, which cannot be settled amicably, shall be turned over to binding arbitration, to which Agent hereby agrees to, using the following method: Each entity chooses an arbitrator and those two choose a third. The three having a hearing within seven (7) days from the date on which a party said the controversy cannot be handled amicably and render a decision within 48 hours. All parties to the dispute hereby agree to hold any arbitrators harmless from any detrimental effect of their decisions. If more than two are in dispute, the same rules apply except that the arbitrators so chosen shall choose one or two additional arbitrators to make an odd number so that, as in the above case, the majority rules. Any controversy, claim, or breach arising out of, or relating to this Agreement which the parties are unable to solve to their mutual satisfaction (except for commission disputes which must be handled as in the above paragraph may be litigated or otherwise resolved in the jurisdiction most convenient to the parties. Georgia law shall govern and apply to the resolution of such disputes. If any provision of term of this Agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. In the event of litigation, the prevailing party my recover court costs and reasonable attorney's fees.

11. BINDING EFFECT: All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit and be enforceable by the respective personal representatives, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on and as of the date first set forth above.

AGENT: Legends Business Group, Inc.

Name: Larry Powalisz (CEO)

Signature: Larry Powalisz (CEO)

Title: CEO

COMPANY: ILD Telecommunications, Inc.

Name: Kathy McQuade

Signature: Kathy McQuade

Title: V.P. - Payment Processing

Exhibit A

Pursuant to article 4, commission will be applied on monthly data processing and primary inquiry fees on the following accounts:

Your Online Services, LLC

Their customer information will be sent with full package.